UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2007

INTERACTIVE SYSTEMS WORLDWIDE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification No.)

2 Andrews Drive, West Paterson, NJ	07424
(Address of Principal Executive Offices)	(Zip Code)

(973) 256-8181

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 19, 2007, Interactive Systems Worldwide, Inc. (the “Company”) entered into a one year employment agreement (the “Agreement”) with Bernard Albanese, its Chairman of the Board, Chief Executive Officer and President, and acting Principal Financial Officer, for the period from July 1, 2007 through June 30, 2008 (the “Term”), on substantially the same terms as his existing employment agreement, which expires June 30, 2007. The Agreement provides that Mr. Albanese receive a base salary of not less than $240,000 per annum plus an incentive compensation bonus of $30,000 for each $1 million of revenue realized by the Company and its subsidiaries on a consolidated basis during the Term, up to a maximum bonus of $120,000 if revenues of $4 million are realized during the Term (the “Bonus”).

The compensation described above is unchanged from Mr. Albanese’s previous employment agreement, which was entered into approximately one year ago. Since January 2007, Mr. Albanese has voluntarily reduced his base compensation from an annual rate of $240,000 to $180,000, a 25% reduction. It is Mr. Albanese’s current intention to continue this voluntary reduction for the foreseeable future until such time as the Company can resolve its cash resources issues.

The Agreement provides that Mr. Albanese will be entitled to: (i) such salary increases, bonuses or other incentive compensation as may be approved by the Board of Directors; (ii) health and life insurance and other fringe benefits substantially similar to those provided in the past and not less than those provided by the Company to its other executive employees; (iii) four weeks of vacation each year; and (iv) severance in the amount of $300,000 and continuation of fringe benefits for one year, in the event (a) the Company requests that he relocate and, as a consequence, he voluntarily terminates his employment, or (b) the Company terminates his employment other than for “cause” (as defined in the Agreement), or he resigns for Good Reason (as defined in the Agreement) or if his employment terminates as a result of his death or disability during the Term, or (c) of expiration of the Term without the Agreement being renewed or replaced. If during the Term (x) the Company terminates Mr. Albanese’s employment other than for cause or (y) Mr. Albanese voluntarily terminates his employment following a request that he relocate or (z) Mr. Albanese resigns for Good Reason (as defined in the Agreement), he will also be entitled to another $300,000 less the base salary and Bonus he was paid during the Term. In addition, in the event of a “change of control” (as defined in the Agreement) of the Company, followed by termination of his employment either (i) by the Company, other than for cause, or (ii) by him, he is entitled to (a) if termination occurs during the Term, $300,000 less the base salary and Bonus he was paid during the Term plus $300,000 of severance and continuation of benefits for one year, or (b) if termination occurs after the Term, but while he is still employed by the Company, payment of $300,000 and continuation of benefits for one year. Mr. Albanese is also entitled, at the Company’s expense, to the use of a leased automobile, including all operating, maintenance and insurance expenses. The Agreement also provides that if his employment terminates for any reason whatsoever, including his death or disability, other than by the Company for cause or by him voluntarily (other than as permitted by the Agreement), all stock options theretofore granted to him which have not become exercisable shall vest and become exercisable and remain exercisable in accordance with the Company’s 1995, 1996 and 2006 Stock Option Plans and related stock option agreements, as applicable. The Agreement also provides that Mr. Albanese has the right, in his discretion, to voluntarily retire from the Company and upon such retirement he is entitled to receive $300,000 and continuation of his benefits for a period of one year.

Mr. Albanese has previously entered into an agreement restricting competitive activities for 12 months following termination of his employment and prohibiting disclosure of confidential information of the Company, which agreement remains in effect.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, filed herewith as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement between the Company and Bernard Albanese, dated as of June 19, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC (Registrant)

Date: June 22, 2007	By:	/s/ Bernard Albanese
Bernard Albanese
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between the Company and Bernard Albanese, dated as of June 19, 2007.